LETTER TO BROKERS

                           OFFER TO PURCHASE FOR CASH

                                       by

                     Crazy Woman Creek Bancorp Incorporated

UP TO 350,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE NOT GREATER THAN $18.25 NOR LESS THAN $16.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. , MOUNTAIN TIME, ON TUESDAY, NOVEMBER 4, 2003, UNLESS THE OFFER IS EXTENDED. CRAZY WOMAN CREEK BANCORP INCORPORATED MAY EXTEND THE OFFER PERIOD AT ANY TIME.


                                                                 October 3, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Crazy Woman Creek Bancorp Incorporated, a Wyoming corporation, has appointed us to act as the information agent in connection with its offer to purchase for cash up to 350,000 shares of its common stock, par value $0.10 per share, at a price not greater than $18.25 nor less than $16.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

         Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, Crazy Woman Creek Bancorp Incorporated will select the lowest purchase price between $16.00 and $18.25 net per share in cash, without interest, that will allow it to purchase 350,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

         Crazy Woman Creek Bancorp Incorporated's offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated October 3, 2003, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer.

         Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the offer to purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 350,000 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Crazy Woman Creek Bancorp Incorporated's expense as soon as practicable following the expiration date.

         Crazy Woman Creek Bancorp Incorporated reserves the right, in its sole discretion, to purchase more than 350,000 shares pursuant to the tender offer, subject to applicable law.

         The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the offer to purchase.

         Upon the terms and conditions of Crazy Woman Creek Bancorp Incorporated's offer, if more than 350,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Crazy Woman Creek Bancorp Incorporated will purchase properly tendered shares in the following order:

          o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined in the offer to purchase) who:

               o tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

               o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

          o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in section 5 of the offer to purchase, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

         For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          o    offer to purchase, dated October 3, 2003;

          o letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

          o    letter of  transmittal  for your use and for the  information  of
               your  clients  (together  with   accompanying   instructions  and
               Substitute Form W-9);

          o letter to shareholders of Crazy Woman Creek Bancorp Incorporated, dated October 3, 2003, from Gary J. Havens, President and Chief Executive Officer of Crazy Woman Creek Bancorp Incorporated;

          o notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date; and

          o guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

         Your prompt action is requested. We urge you to contact your clients as promptly as possible to obtain their instructions. The tender offer and withdrawal rights will expire at 5:00 p.m., Mountain time, on Tuesday, November 4, 2003, unless the tender offer is extended.

         No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer. Crazy Woman Creek Bancorp Incorporated will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Crazy Woman Creek Bancorp Incorporated will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

         Neither Crazy Woman Creek Bancorp Incorporated, its Board of Directors nor the information agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Stockholders must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which prices.

         In  order  to  properly   tender  shares  under  the  tender  offer,  a
shareholder must do either (1) or (2) below:

         (1) Provide that the depositary receives the following before the offer expires:

          o    certificates for the shares; and

          o    a properly  completed  and executed  letter of  transmittal  or a
               manually  executed   facsimile  of  it,  including  any  required
               signature guarantees; and

          o    any other documents required by the letter of transmittal.

          (2)  Comply  with  the  guaranteed  delivery  procedure  set  forth in section 2 of the offer to purchase.

         Any inquiries you may have with respect to the tender offer should be addressed to D.F. King & Co., Inc. at its address and telephone numbers set forth on the back page of the offer to purchase.

         Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc. by calling them at (212) 269-5550.

                                             Very truly yours,



                                             [D.F. King & Co. Inc.]


(Enclosures)

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CRAZY WOMAN CREEK BANCORP INCORPORATED, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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